Artisan Partners Asset Management Inc. Reports 1Q25 Results
Milwaukee, WI - April 29, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2025, and declared a quarterly dividend.
Chief Executive Officer Eric Colson said, "For 30 years, Artisan Partners has focused on investments, people and trust. Knowing that markets change quickly, unexpectedly and sometimes dramatically, we have built our firm to operate consistently and predictably through all environments. Our discipline and long-term approach are competitive advantages. We are a home for long-term investors who want to execute an investment process over market cycles. During periods of volatility and uncertainty, we remain consistent, control what we can control, and manage our investments, operations, and distribution with a long-term mindset.

"In the first quarter, we launched two new investment strategies, the Artisan Franchise strategy and the Artisan Global Special Situations strategy. The Franchise strategy is a highly concentrated global growth strategy managed by the Artisan Growth team. We launched the strategy with two institutional accounts as well as a private fund we believe will be attractive to family offices and other intermediated wealth clients looking for highly concentrated strategies capable of generating meaningful alpha.

"The Global Special Situations strategy is a global, multi-asset, opportunistic credit-focused strategy led by Brian Louko who joined the Artisan International Value Group in September 2024. Brian and his team will manage the Global Special Situations strategy as well as provide corporate credit and special situations expertise to the broader International Value Group led by David Samra. This is the second time David has added new capabilities to the group. In 2020, Beini Zhou and Anand Vasagiri launched the Artisan International Explorer strategy, which through March 31, has generated an average annual return of 11.98% since inception, net of fees, with over 540 basis points of average annual outperformance relative to the MSCI ACWI Ex USA Small Cap Index. At March 31, the strategy managed over $630 million, including net inflows of almost $221 million during the first quarter.

"April 1 marked the third anniversary of the Artisan Global Unconstrained strategy managed by the EMsights Capital Group. Since inception the strategy has generated average annual returns of 9.87%, net of fees, and a Sharpe Ratio of 2.1. Having established a firm foundation for the EMsights team and a compelling track record, we are increasing our marketing and distribution efforts across the team’s three investment strategies. During the first quarter, we raised $304 million in net inflows for the EMsights Capital Group's strategies, roughly one-half of our $646 million in net inflows across fixed income and alternative strategies as a whole.

"In July, we will celebrate another important milestone in our expansion of investment degrees of freedom with the tenth anniversary of the Developing World strategy. Portfolio manager Lewis Kaufman takes a highly differentiated approach to capturing the economic and return potential of emerging markets. His approach has worked, generating, through March 31, an average annual return of 10.33%, net of fees, since inception nearly ten years ago. That is 660 basis points of annual outperformance relative to the MSCI Emerging Markets Index. The Artisan Developing World Fund’s inception-to-date Lipper Ranking is #3 out of 439 funds.

"We aim to be a source of stability and predictability for our people, our clients, and our shareholders. Consistent with that intent, earlier this year we announced that Jason Gottlieb, our President, will succeed me as Chief Executive Officer effective in June. Jason’s appointment is the culmination of a long-term succession plan and natural evolution of his current responsibilities. Since joining Artisan in 2016, Jason has been central to broadening our investment platform, expanding into credit, and launching and developing alternative investment strategies. I will remain at Artisan Partners in the role of Executive Chair heavily engaged in our governance, business strategy, culture, and people.

"During my 20 years at Artisan Partners, we have evolved from a long-only public equity manager to a multi-asset investment platform. Doing so has enabled us to continue to generate compelling results for our clients, attract and retain outstanding investment talent, deliver a healthy financial outcome for shareholders, and position ourselves for success in the future. All the while, we have worked incredibly hard to preserve Artisan's unique culture focused on investments, people, and trust. In my new role, I am excited to spend more time on the future of high value-added investing, the people who will drive Artisan's continued success, and the trust that underpins everything we do."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$162.4	$161.2	$160.4
Average	166.7	165.4	154.2

Consolidated Financial Results (GAAP)
Revenues	$277.1	$297.0	$264.4
Operating income	86.5	109.1	77.7
Operating margin	31.2%	36.7%	29.4%
Net income attributable to Artisan Partners Asset Management Inc.	$61.1	$69.7	$59.5
Basic earnings per share	0.82	0.97	0.84
Diluted earnings per share	0.82	0.97	0.84

Adjusted[1] Financial Results
Adjusted operating income	$89.0	$109.3	$81.6
Adjusted operating margin	32.1%	36.8%	30.9%
Adjusted EBITDA[2]	$93.6	$117.8	$86.3
Adjusted net income	67.0	85.2	61.6
Adjusted net income per adjusted share	0.83	1.05	0.76

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

March 2025 Quarter Compared to December 2024 Quarter
AUM increased to $162.4 billion at March 31, 2025, an increase of $1.2 billion, or 1%, compared to $161.2 billion at December 31, 2024, primarily due to $4.1 billion of market appreciation, partially offset by $2.8 billion of net client cash outflows and $0.1 billion of Artisan Funds' distributions not reinvested. For the quarter, average AUM increased 1% to $166.7 billion from $165.4 billion in the December 2024 quarter.
Revenues of $277.1 million in the March 2025 quarter decreased $19.9 million, or 7%, from $297.0 million in the December 2024 quarter, primarily due to a decrease in performance fee revenue of $14.7 million and two less calendar days in the March 2025 quarter. Approximately 3% of our AUM is subject to performance fee arrangements and substantially all of our performance fee contracts measure performance in the fourth quarter each year.
Operating expenses of $190.6 million in the March 2025 quarter increased $2.7 million, or 1%, from $187.9 million in the December 2024 quarter, primarily due to (1) higher first quarter seasonal compensation and benefits expense of $6.4 million, which included employer funded retirement and health care contributions and payroll taxes and (2) an increase in long-term incentive compensation costs of $6.8 million of which $2.4 million was a result of the retirement acceleration feature on awards, with a majority of the retirement acceleration increase attributable to the awards granted in the March 2025 quarter, and $3.9 million of additional expense from market valuation changes on awards. These increases were partially offset by a $6.2 million decrease in incentive compensation costs driven by lower revenues as well as decreases in non-recurring professional fees and travel and entertainment costs.
GAAP operating margin was 31.2% in the March 2025 quarter, compared to 36.7% in the December 2024 quarter. Adjusted operating margin was 32.1% in the March 2025 quarter, compared to 36.8% in the December 2024 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated and nonconsolidated investment products, including investments held to economically hedge compensation plans (collectively referred to as "investments in sponsored products"). For the March 2025 quarter, investment gains on consolidated products were $7.1 million and investment gains on nonconsolidated investment products were $3.8 million, as compared to investment gains on consolidated products of $6.4 million and investment losses on nonconsolidated products of $3.2 million in the December 2024 quarter. Artisan's share of the $10.9 million total investment gains in the March 2025 quarter was a gain of $6.5 million, compared to losses of $3.6 million in the December 2024 quarter. The $6.5 million of gains for the March 2025 quarter was comprised of $2.1 million of gains on investments to hedge compensation plans and $4.4 million of gains on seed investments.
GAAP net income was $61.1 million, or $0.82 per basic and diluted share, in the March 2025 quarter, compared to GAAP net income of $69.7 million, or $0.97 per basic and diluted share, in the December 2024 quarter. Adjusted net income was $67.0 million, or $0.83 per adjusted share, in the March 2025 quarter, compared to adjusted net income of $85.2 million, or $1.05 per adjusted share, in the December 2024 quarter.
March 2025 Quarter Compared to March 2024 Quarter
AUM at March 31, 2025 was $162.4 billion, up 1% from $160.4 billion at March 31, 2024. The change in AUM from the prior year quarter was primarily due to $9.2 billion of investment returns, partially offset by $6.0 billion of net client cash outflows and $1.2 billion of Artisan Funds' distributions not reinvested. Average AUM for the March 2025 quarter was $166.7 billion, 8% higher than average AUM for the March 2024 quarter.
Revenues of $277.1 million in the March 2025 quarter increased $12.7 million, or 5%, from $264.4 million in the March 2024 quarter, primarily due to higher average AUM.
Operating expenses of $190.6 million in the March 2025 quarter increased $3.9 million, or 2%, from $186.7 million in the March 2024 quarter, primarily due to a $3.0 million increase in incentive compensation driven by higher revenues in the March 2025 quarter. A 2% increase in full-time associates and merit increases also led to increases in compensation and benefit related expenses.
GAAP operating margin was 31.2% in the March 2025 quarter, compared to 29.4% in the March 2024 quarter. Adjusted operating margin was 32.1% in the March 2025 quarter, compared to 30.9% in the March 2024 quarter.
For the March 2025 quarter, investment gains on consolidated products were $7.1 million and investment gains on nonconsolidated investment products were $3.8 million, as compared to investment gains on consolidated products of $19.2 million and investment gains on nonconsolidated products of $12.1 million in the March 2024 quarter. Artisan's share of total investment gains in the March 2025 quarter was a gain of $6.5 million, compared to gains of $16.5 million in the March 2024 quarter.
GAAP net income was $61.1 million, or $0.82 per basic and diluted share, in the March 2025 quarter, compared to GAAP net income of $59.5 million, or $0.84 per basic and diluted share, in the March 2024 quarter. Adjusted net income was $67.0 million, or $0.83 per adjusted share, in the March 2025 quarter, compared to adjusted net income of $61.6 million, or $0.76 per adjusted share, in the March 2024 quarter.

Capital Management & Balance Sheet
Cash and cash equivalents were $212.9 million at March 31, 2025, compared to $201.2 million at December 31, 2024. During the March 31, 2025 quarter, the Company paid a variable quarterly dividend of $0.84 per share of Class A common stock and a special dividend of $0.50 per share of Class A common stock with respect to the December 2024 quarter. The Company had total borrowings of $200.0 million at March 31, 2025 and December 31, 2024.
During the March 2025 quarter, the Company determined that it no longer had a controlling interest in an Artisan Private Fund as a result of third party capital contributions and Artisan redemptions. As a result, the fund was deconsolidated and the related assets, liabilities and equity of the fund were derecognized from the Company's Condensed Consolidated Statements of Financial Condition.
During the March 2025 quarter, the Company invested $46.8 million of cash to economically hedge the franchise capital long-term incentive awards that were approved in January 2025. Total assets at March 31, 2025 includes $197.9 million of investments held to economically hedge compensation plans.
During the March 2025 quarter, limited partners of Artisan Partners Holdings exchanged 51,500 common units for 51,500 Class A common shares. The exchanges increased the Company's public float of Class A common stock by 51,500 or 0.1%.
Total stockholders’ equity was $394.6 million at March 31, 2025, compared to $422.0 million at December 31, 2024. The Company had 70.4 million Class A common shares outstanding at March 31, 2025. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5x at March 31, 2025.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.68 per share of Class A common stock with respect to the March 2025 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the March 2025 quarter and will be paid on May 30, 2025, to shareholders of record as of the close of business on May 16, 2025. Based on our projections and subject to change, we expect some portion of the 2025 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter from operations. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards, with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend from the 20% withheld each quarter plus any discrete sources and uses of cash throughout the year, including gains realized upon seed capital redemptions and investments redeemed in connection with forfeited franchise capital awards.
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Conference Call
The Company will host a conference call on April 30, 2025, at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, Jason Gottlieb, President, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10197435. A replay of the call will be available until May 7, 2025, at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 4894472. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and separate accounts to which Artisan Partners provides services. Artisan Partners’ AUM as reported here includes assets for certain strategies for which Artisan Partners provides non-discretionary model portfolios to managed account sponsors, for which we earn only investment-related service fees. Such non-discretionary assets are reported on a lag not exceeding one quarter and represented $113 million, $105 million, and $82 million in aggregate as of March 31, 2025, December 31, 2024, and March 31, 2024, respectively. Artisan's definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan's fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees, unless otherwise indicated) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns, client cash flows and Artisan Funds distributions not reinvested. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy / Franchise Strategy-MSCI All Country World Index; Global Discovery Strategy: MSCI All Country World Small Mid Cap Index; Non-U.S. Small-Mid Growth Strategy-MSCI All Country World Index Ex USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Index; Credit Opportunities Strategy-ICE BofA U.S. Dollar 3-Month Deposit Offered Rate Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Market Index; International Explorer Strategy-MSCI All Country World Index Ex USA Small Cap; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-S&P UBS Leveraged Loan Index; Global Unconstrained Strategy / Global Special Situations Strategy-ICE BofA 3-Month U.S. Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50; Emerging Markets Local Opportunities Strategy-J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
Artisan Developing World Fund - Investor Class was ranked as follows by Lipper, Inc. within the Emerging Markets category as of March 31, 2025. (Fund/Category): 1yr (13/661); 3yr (24/623); 5yr (57/553); and since inception on June 29, 2015 (3/439). The number of funds in the category may include several share classes of the same mutual fund which may have a material impact on the fund's ranking within the category. Lipper rankings are based on total return of a fund’s stated share class, are historical and do not represent future results.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service. The funds and strategies may not be available to all investors in all jurisdictions.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.
About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$174.7	$178.4	$165.5
Separate accounts and other	102.4	103.9	98.9
Performance fees	—	14.7	—
Total revenues	277.1	297.0	264.4

Operating expenses
Compensation and benefits	155.2	148.4	149.9
Distribution, servicing and marketing	6.4	6.7	6.4
Occupancy	7.4	7.3	7.3
Communication and technology	12.9	13.3	13.5
General and administrative	8.7	12.2	9.6
Total operating expenses	190.6	187.9	186.7
Operating income	86.5	109.1	77.7
Interest expense	(2.1)	(2.1)	(2.1)
Interest income on cash and cash equivalents and other	2.0	3.0	1.8
Net investment gain (loss) of consolidated investment products	7.1	6.4	19.2
Net investment gain (loss) of nonconsolidated investment products	3.8	(3.2)	12.1
Total non-operating income (expense)	10.8	4.1	31.0
Income before income taxes	97.3	113.2	108.7
Provision for income taxes	20.0	25.6	22.0
Net income before noncontrolling interests	77.3	87.6	86.7
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.9	14.0	12.9
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	4.3	3.9	14.3
Net income attributable to Artisan Partners Asset Management Inc.	$61.1	$69.7	$59.5

Basic earnings per share - Class A common shares	$0.82	$0.97	$0.84
Diluted earnings per share - Class A common shares	$0.82	$0.97	$0.84

Average shares outstanding
Class A common shares	65.4	65.2	64.3
Participating unvested restricted share-based awards	5.4	5.4	5.5
Total average shares outstanding	70.8	70.6	69.8

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$61.1	$69.7	$59.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.9	14.0	12.9
Add back: Provision for income taxes	20.0	25.6	22.0
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	2.5	(1.4)	3.9
Add back: Net investment (gain) loss of investment products attributable to APAM	(6.5)	3.6	(16.5)
Add back: Non-recurring expenses	—	1.6	—
Less: Adjusted provision for income taxes	22.0	27.9	20.2
Adjusted net income (Non-GAAP)	$67.0	$85.2	$61.6

Average shares outstanding
Class A common shares	65.4	65.2	64.3

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.5	5.6
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	10.3	10.3	10.9
Adjusted shares	81.1	81.0	80.8

Basic earnings per share (GAAP)	$0.82	$0.97	$0.84
Diluted earnings per share (GAAP)	$0.82	$0.97	$0.84
Adjusted net income per adjusted share (Non-GAAP)	$0.83	$1.05	$0.76

Operating income (GAAP)	$86.5	$109.1	$77.7
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	2.5	(1.4)	3.9
Add back: Non-recurring expenses	—	1.6	—
Adjusted operating income (Non-GAAP)	$89.0	$109.3	$81.6

Operating margin (GAAP)	31.2%	36.7%	29.4%
Adjusted operating margin (Non-GAAP)	32.1%	36.8%	30.9%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$61.1	$69.7	$59.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.9	14.0	12.9
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	2.5	(1.4)	3.9
Add back: Net investment (gain) loss of investment products attributable to APAM	(6.5)	3.6	(16.5)
Add back: Interest expense	2.1	2.1	2.1
Add back: Provision for income taxes	20.0	25.6	22.0
Add back: Depreciation and amortization	2.5	2.6	2.4
Add back: Non-recurring expenses	—	1.6	—
Adjusted EBITDA (Non-GAAP)	$93.6	$117.8	$86.3

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) non-recurring expenses. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) non-recurring expenses. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans and non-recurring expenses.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from adjusted net income.
Non-recurring expenses represents non-recurring professional fees that are not reflective of core operations.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$212.9	$201.2
Accounts receivable	149.5	118.7
Investment securities	247.5	208.8
Deferred tax assets	399.3	409.4
Assets of consolidated investment products	219.6	538.2
Operating lease assets	82.0	83.4
Other	59.5	59.1
Total assets	$1,370.3	$1,618.8

Liabilities and equity
Accounts payable, accrued expenses, and other	$203.6	$112.8
Borrowings	199.5	199.4
Operating lease liabilities	99.4	101.3
Amounts payable under tax receivable agreements	342.0	341.5
Liabilities of consolidated investment products	23.6	113.8
Total liabilities	868.1	868.8

Redeemable noncontrolling interests	107.6	328.0
Total stockholders’ equity	394.6	422.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,370.3	$1,618.8

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2024	2024

Beginning assets under management	$161,208	$167,840	$150,167	(4.0)%	7.4%
Gross client cash inflows	7,014	7,649	6,186	(8.3)%	13.4%
Gross client cash outflows	(9,854)	(8,473)	(6,709)	(16.3)%	(46.9)%
Net client cash flows	(2,840)	(824)	(523)	(244.7)%	(443.0)%
Artisan Funds' distributions not reinvested[1]	(116)	(795)	(85)	85.4%	(36.5)%
Investment returns and other	4,138	(5,013)	10,825	182.5%	(61.8)%
Ending assets under management	$162,390	$161,208	$160,384	0.7%	1.3%
Average assets under management	$166,743	$165,392	$154,158	0.8%	8.2%

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team[2]
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
March 31, 2025
Beginning assets under management	$38,445	$12,934	$7,597	$44,295	$28,679	$1,552	$11,942	$4,100	$2,211	$6,544	$2,909	$161,208
Gross client cash inflows	1,285	181	65	2,908	607	89	1,023	218	97	154	387	7,014
Gross client cash outflows	(2,909)	(834)	(203)	(1,986)	(1,535)	(74)	(575)	(237)	(148)	(1,270)	(83)	(9,854)
Net client cash flows	(1,624)	(653)	(138)	922	(928)	15	448	(19)	(51)	(1,116)	304	(2,840)
Artisan Funds' distributions not reinvested[1]	—	—	—	(24)	—	—	(91)	—	—	—	(1)	(116)
Investment returns and other	(2,152)	1,161	81	2,293	2,505	58	135	66	(39)	(75)	105	4,138
Ending assets under management	$34,669	$13,442	$7,540	$47,486	$30,256	$1,625	$12,434	$4,147	$2,121	$5,353	$3,317	$162,390
Average assets under management	$38,677	$13,708	$7,700	$46,495	$30,385	$1,614	$12,252	$4,287	$2,259	$6,260	$3,106	$166,743

December 31, 2024
Beginning assets under management	$39,662	$13,765	$7,811	$46,948	$29,728	$2,006	$11,622	$4,225	$2,403	$7,311	$2,359	$167,840
Gross client cash inflows	1,463	92	257	2,610	1,151	84	900	107	146	217	622	7,649
Gross client cash outflows	(3,011)	(371)	(338)	(1,604)	(980)	(428)	(602)	(258)	(359)	(460)	(62)	(8,473)
Net client cash flows	(1,548)	(279)	(81)	1,006	171	(344)	298	(151)	(213)	(243)	560	(824)
Artisan Funds' distributions not reinvested[1]	(112)	(109)	(11)	(379)	(31)	—	(90)	—	(46)	(16)	(1)	(795)
Investment returns and other	443	(443)	(122)	(3,280)	(1,189)	(110)	112	26	67	(508)	(9)	(5,013)
Ending assets under management	$38,445	$12,934	$7,597	$44,295	$28,679	$1,552	$11,942	$4,100	$2,211	$6,544	$2,909	$161,208
Average assets under management	$39,631	$13,439	$7,827	$45,699	$29,266	$1,705	$11,804	$4,227	$2,387	$6,952	$2,455	$165,392

March 31, 2024
Beginning assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Gross client cash inflows	895	132	138	1,910	793	123	1,352	188	92	203	360	6,186
Gross client cash outflows	(2,114)	(906)	(206)	(1,545)	(723)	(44)	(468)	(190)	(267)	(243)	(3)	(6,709)
Net client cash flows	(1,219)	(774)	(68)	365	70	79	884	(2)	(175)	(40)	357	(523)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(85)	—	—	—	—	(85)
Investment returns and other	3,984	1,308	530	1,888	1,905	46	158	386	319	279	22	10,825
Ending assets under management	$41,311	$14,259	$7,519	$43,262	$27,645	$1,042	$10,640	$3,837	$2,245	$7,390	$1,234	$160,384
Average assets under management	$39,727	$13,890	$7,177	$41,845	$26,450	$963	$10,135	$3,627	$2,225	$7,163	$956	$154,158

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. For comparability purposes, historical assets under management for both the Global Equity team and the International Small-Mid team are presented as though they were distinct teams prior to March 31, 2024.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
March 31, 2025
Beginning assets under management	$77,614	$83,594	$161,208
Gross client cash inflows	5,019	1,995	7,014
Gross client cash outflows	(5,588)	(4,266)	(9,854)
Net client cash flows	(569)	(2,271)	(2,840)
Artisan Funds' distributions not reinvested[2]	(116)	—	(116)
Investment returns and other	2,318	1,820	4,138
Net transfers[3]	(27)	27	—
Ending assets under management	$79,220	$83,170	$162,390
Average assets under management	$80,446	$86,297	$166,743

December 31, 2024
Beginning assets under management	$81,054	$86,786	$167,840
Gross client cash inflows	4,844	2,805	7,649
Gross client cash outflows	(4,431)	(4,042)	(8,473)
Net client cash flows	413	(1,237)	(824)
Artisan Funds' distributions not reinvested[2]	(795)	—	(795)
Investment returns and other	(3,058)	(1,955)	(5,013)
Net transfers[3]	—	—	—
Ending assets under management	$77,614	$83,594	$161,208
Average assets under management	$79,955	$85,437	$165,392

March 31, 2024
Beginning assets under management	$72,763	$77,404	$150,167
Gross client cash inflows	4,630	1,556	6,186
Gross client cash outflows	(4,382)	(2,327)	(6,709)
Net client cash flows	248	(771)	(523)
Artisan Funds' distributions not reinvested[2]	(85)	—	(85)
Investment returns and other	4,488	6,337	10,825
Net transfers[3]	—	—	—
Ending assets under management	$77,414	$82,970	$160,384
Average assets under management	$74,590	$79,568	$154,158

______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2025
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$19,249	0.14%	3.92%	12.70%	11.26%	10.62%	404
MSCI All Country World Index			7.15%	6.91%	15.17%	8.83%	6.58%
Global Discovery Strategy	9/1/2017	$1,736	4.46%	4.01%	13.79%	---	12.60%	629
MSCI All Country World Small Mid Cap Index			1.74%	2.48%	13.56%	---	6.31%
U.S. Mid-Cap Growth Strategy	4/1/1997	$10,282	(4.92)%	(0.11)%	11.24%	9.54%	13.84%	425
Russell® Midcap Index			2.59%	4.61%	16.27%	8.82%	10.08%
Russell® Midcap Growth Index			3.57%	6.16%	14.86%	10.13%	9.59%
U.S. Small-Cap Growth Strategy	4/1/1995	$2,702	(4.63)%	0.33%	7.92%	9.55%	10.11%	281
Russell® 2000 Index			(4.01)%	0.52%	13.26%	6.29%	8.49%
Russell® 2000 Growth Index			(4.86)%	0.78%	10.77%	6.14%	7.30%
Franchise Strategy[4]	10/1/2024	$700	---	---	---	---	(5.31)%	(301)
MSCI All Country World Index			---	---	---	---	(2.30)%
Global Equity Team
Global Equity Strategy	4/1/2010	$345	12.87%	10.64%	13.86%	10.45%	11.98%	310
MSCI All Country World Index			7.15%	6.91%	15.17%	8.83%	8.88%
Non-U.S. Growth Strategy	1/1/1996	$12,988	10.94%	9.46%	11.71%	6.23%	9.62%	455
MSCI EAFE Index			4.88%	6.05%	11.76%	5.39%	5.07%
China Post-Venture Strategy	4/1/2021	$109	13.43%	(3.04)%	---	---	(8.57)%	99
MSCI China SMID Cap Index			26.69%	(1.81)%	---	---	(9.56)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,942	6.58%	10.30%	20.87%	11.02%	9.62%	161
Russell® 1000 Index			7.82%	8.65%	18.45%	12.17%	10.26%
Russell® 1000 Value Index			7.18%	6.64%	16.14%	8.79%	8.01%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,582	(1.09)%	3.86%	18.05%	7.47%	11.67%	234
Russell® Midcap Index			2.59%	4.61%	16.27%	8.82%	9.39%
Russell® Midcap Value Index			2.27%	3.78%	16.69%	7.61%	9.33%
Value Income Strategy	3/1/2022	$16	8.44%	5.50%	---	---	5.52%	(457)
S&P 500 Index			8.25%	9.06%	---	---	10.09%
International Value Group
International Value Strategy	7/1/2002	$46,849	8.31%	10.69%	18.61%	8.93%	11.65%	549
MSCI EAFE Index			4.88%	6.05%	11.76%	5.39%	6.16%
International Explorer Strategy	11/1/2020	$631	8.22%	6.58%	---	---	14.19%	762
MSCI All Country World Index Ex USA Small Cap			1.87%	0.99%	---	---	6.57%
Global Special Situations Strategy[5]	4/1/2025	$6	---	---	---	---	---	—
ICE BofA 3-month Treasury Bill Index			---	---	---	---	---
Global Value Team
Global Value Strategy	7/1/2007	$29,929	13.21%	11.55%	19.42%	9.77%	9.32%	309
MSCI All Country World Index			7.15%	6.91%	15.17%	8.83%	6.23%
Select Equity Strategy	3/1/2020	$327	11.59%	11.47%	18.79%	---	13.59%	(163)
S&P 500 Index			8.25%	9.06%	18.58%	---	15.22%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$1,625	7.42%	4.39%	9.93%	6.14%	5.39%	85
MSCI Emerging Markets Index			8.09%	1.44%	7.94%	3.70%	4.54%
Credit Team
High Income Strategy	4/1/2014	$12,062	9.04%	6.08%	10.13%	7.22%	7.11%	246
ICE BofA US High Yield Index			7.60%	4.83%	7.21%	4.91%	4.65%
Credit Opportunities Strategy	7/1/2017	$287	12.78%	12.94%	20.66%	---	13.64%	1,115
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			5.19%	4.30%	2.70%	---	2.49%
Floating Rate Strategy	1/1/2022	$85	6.89%	7.87%	---	---	7.10%	60
S&P UBS Leveraged Loan Index			7.01%	7.09%	---	---	6.50%

Exhibit 6

Developing World Team
Developing World Strategy	7/1/2015	$4,147	18.87%	8.31%	13.36%	---	11.49%	776
MSCI Emerging Markets Index			8.09%	1.44%	7.94%	---	3.73%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$1,899	12.63%	8.55%	16.91%	---	17.75%	442
S&P 500 Index			8.25%	9.06%	18.58%	---	13.33%
Antero Peak Hedge Strategy	11/1/2017	$222	11.70%	7.52%	13.14%	---	12.50%	(47)
S&P 500 Index			8.25%	9.06%	18.58%	---	12.97%
International Small-Mid Team
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$5,353	(4.65)%	(0.70)%	9.16%	---	8.78%	213
MSCI All Country World Index Ex USA Small Mid Index			3.73%	1.99%	11.15%	---	6.65%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$879	9.59%	10.91%	---	---	10.91%	668
ICE BofA 3-month Treasury Bill Index			4.97%	4.23%	---	---	4.23%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$1,040	9.50%	---	---	---	12.63%	722
J.P. Morgan EMB Hard Currency/Local Currency 50-50			5.67%	---	---	---	5.41%
Emerging Markets Local Opportunities Strategy	8/1/2022	$1,398	6.73%	---	---	---	9.71%	323
J.P. Morgan GBI-EM Global Diversified Index			4.03%	---	---	---	6.48%

Total Assets Under Management		$162,390
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 15% of our assets under management at March 31, 2025, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth strategies includes $112.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.
4 The Franchise strategy launched on March 3, 2025, in connection with the reclassification of assets under management, which had previously been reported under the Global Opportunities strategy but managed and maintained in a separate composite. Consistent with GIPS requirements, the composite inception date for the strategy is October 1, 2024.
5 The Global Special Situations strategy composite performance began on April 1, 2025. As a result, there is not a performance track record as of March 31, 2025.